EXHIBIT 99.1

CONSENT OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

     We hereby consent to the use of our opinion letter to the Board of Directors of Elgin Bank of Texas, included as Appendix B to the Proxy Statement and Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed Merger of Elgin Bank of Texas, and Franklin Bank Corp. and to the references to such opinion therein.

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term experts as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

ALEX SHESHUNOFF & CO.
INVESTMENT BANKING

AUSTIN, TX
May 23, 2005